News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $22.4 Million

in 2022

WILLIAMSVILLE, NY, February 2, 2023 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the fourth quarter and full year ended December 31, 2022.

 FOURTH QUARTER AND FULL YEAR 2022 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

"

Fourth quarter net income of $6.0 million, or $1.10 per diluted share, which was up 3%;
Full year 2022 earnings of $22.4 million successfully offset approximately $9 million of nonrecurring PPP fees in last year’s earnings of $24.0 million

"

Fourth quarter net interest income was $19.2 million compared with $19.7 in prior-year period, which included $3.9 million of PPP fees and other income that did not recur in the current quarter; Full year net interest income of $73.0 million reflected similar themes as the quarter

"	Total commercial loan growth was strong during the quarter at $39.3 million, or 3.6%; For full year 2022, total commercial loans grew 9%, excluding PPP loans
"	Fourth quarter efficiency ratio improved 385 basis points to a 62.9%; Full year ratio improved 180 basis points to 65.0%

Net income was $6.0 million, or $1.10 per diluted share, in the fourth quarter of 2022, compared with $5.9 million, or $1.06 per diluted share, in each of the third quarter of 2022 and last year’s fourth quarter.  The increase from the sequential third quarter was largely due to a reduction in provision for loan losses and lower non-interest expenses, partially offset by lower non-interest income.  The change from prior year reflected lower non-interest expenses,  partially offset by an increase in provision for loan losses.  Return on average equity was 16.07% for the fourth quarter of 2022, compared with 14.15% in the third quarter of 2022 and 12.98% in the fourth quarter of 2021.

For the full year of 2022, net income reached $22.4 million, or $4.04 per diluted share,  compared with
$24.0 million, or $4.37 per diluted share, in 2021.  The decrease largely reflected  a higher provision for loan losses compared with a release of allowance for loan losses during 2021.  The increase in provision was driven by a $1.5 million charge-off of a single commercial loan during 2022 in addition to loan growth.  The return on average equity was 13.49% for 2022 compared with 13.71% in 2021.

"Fourth quarter results were solid and included strong commercial loan growth of more than 14% on an annual basis, an expanded net interest margin, and a further improved efficiency ratio of 62.9%, which is our lowest level in more than 10 years.  While we continue to make investments in strategic focus areas, we are utilizing technology to enhance our scale and efficiency and are realizing the benefits of the branch optimization project initiated earlier this year,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “Our performance for the full year approached last year’s record earnings and demonstrates the strength of our growth and

Evans Bancorp Reports Net Income of $22.4 Million in 2022

February 2, 2023

business development strategy and the ability of the entire Evans team to execute against the plan.  Net interest income of $73.0 million increased slightly for the year, an impressive achievement considering the offset of last year’s approximately $9 million in PPP fees.”

Mr. Nasca added, “As we enter 2023, the focus will continue to be on loan growth, customer acquisition and relationship management along with optimizing operational efficiency and expense management to deliver returns.  This will play out against expected headwinds of margin pressure caused by rising interest rates and pricing competition and potential recessionary effects impacting the economy and our customers.  We believe our value lies in our community-based, customer-centric model which allows us to support, serve, and grow our customer base in all economic environments.”

Net Interest Income
($ in thousands)

	4Q 2022	3Q 2022	4Q 2021

Interest income	$22,381	$20,487	$20,732
Interest expense	3,167	1,299	1,057
Net interest income	19,214	19,188	19,675
Provision for loan losses	923	1,328	393
Net interest income after provision	$18,291	$17,860	$19,282

Net interest income of $19.2 million was up slightly from the sequential third quarter, as higher interest income related to federal funds rate increases of 125 basis points was largely offset by an increase in interest expense given the cost increase of interest-bearing liabilities as a result of competitive pricing on deposits.  When compared with last year’s fourth quarter, net interest income was down due to the prior-year benefiting from $2.4 million of PPP fees, $0.8 million of amortization of fair value marks on acquired loans, and $0.7 million of interest recognized from the payoff of non-accrual loans.  Interest income growth from the prior-year period was due to higher loan and investment securities average balances and increases in federal funds rates totaling 425 basis points.

Fourth quarter net interest margin of 3.77% improved 5 basis points over the trailing third quarter and
3 basis points from the prior-year period.  The yield on loans also improved both sequentially and year-over- year, up 41 basis points and 2 basis points, respectively.  The cost of interest-bearing liabilities was 0.86% compared with 0.36% in the third quarter of 2022 and 0.17% in the fourth quarter of 2021.

During 2020, the Company classified $81 million of loans to clients within the hotel industry as criticized.  Since that time, more than half of this portfolio has been upgraded or paid off, leaving $30 million in criticized status at the end of 2022.  While trends for this industry have improved, a change in status for the remaining criticized hotel credits is dependent on continued positive payment performance.

The $0.9 million provision for loan losses in the current quarter was largely due to loan growth. An increase in criticized loans and a  specific reserve for an individual commercial loan were also reflected in the total provision.

Evans Bancorp Reports Net Income of $22.4 Million in 2022

February 2, 2023

Asset Quality
($ in thousands)

	4Q 2022	3Q 2022	4Q 2021

Total non-performing loans	$24,728	$25,961	$18,415
Total net loan charge-offs	115	1,518	6
Non-performing loans / Total loans	1.48%	1.60%	1.17%
Net loan charge-offs / Average loans	0.03%	0.38%	-%
Allowance for loan losses / Total loans	1.16%	1.15%	1.17%

“We are booking high quality assets and have solid credit fundamentals,” stated John Connerton, Chief Financial Officer of Evans Bank.  “Upward pricing of deposit products began to accelerate during the quarter, applying pressure on our net interest margin and deposit balances.  As we navigate the competitive landscape, we will continue to be prudent with our pricing and proactive where it is warranted.”

Non-Interest Income
($ in thousands)
	4Q 2022	3Q 2022	4Q 2021

Deposit service charges	$684	$782	$688
Insurance service and fee revenue	2,204	3,383	2,107
Bank-owned life insurance	221	161	360
Other income	1,352	1,441	1,551
Total non-interest income	$4,461	$5,767	$4,706

The change in deposit service charges since the sequential third quarter was largely due to the implementation of the Bank’s new reduced overdraft and non-sufficient funds (NSF) fee pricing structure.

Insurance service and fee revenue increased 5% over the prior-year period primarily as a result of increased commissions from higher premiums and new commercial lines insurance business.  The decline from the 2022 third quarter reflected typical seasonality in commercial lines insurance commissions along with decreased profit sharing revenue.

A $0.2 million gain on a bank-owned life insurance claim was recognized in the fourth quarter of 2021.

Other income included a $0.2 million gain on a sale of an asset that was acquired in foreclosure during the second quarter of 2022 as well as $0.2 million of revenue recognized relating to rents received from the acquired asset.  The sequential third quarter included a $0.2 million final payment in connection with a historic tax credit investment, while the 2021 fourth quarter included a $0.3 million reversal of an earnout relating to a small insurance agency acquisition.

Evans Bancorp Reports Net Income of $22.4 Million in 2022

February 2, 2023

Non-Interest Expense
($ in thousands)
	4Q 2022	3Q 2022	4Q 2021

Salaries and employee benefits	$9,498	$10,450	$10,273
Occupancy	1,190	1,118	1,208
Advertising and public relations	125	417	325
Professional services	871	839	799
Technology and communications	1,437	1,339	1,353
Amortization of intangibles	100	100	132
FDIC insurance	250	255	269
Other expenses	1,429	1,273	1,926
Total non-interest expenses	$14,900	$15,791	$16,285

Total non-interest expense decreased $0.9 million, or 6%, from the third quarter of 2022, and was down $1.4 million, or 9%, from last year’s fourth quarter.

The decrease in salaries and employee benefits reflects prudent expense management efforts along with lower incentive accruals of $0.7 million when compared with both the sequential third quarter and last year’s fourth quarter.

The decrease in advertising and public relations from both comparative periods was primarily due to the timing of target market campaigns.

Other expenses decreased from last year’s fourth quarter primarily due to lower charitable contributions of
$0.4 million and reduced deferred salary expenses relating to PPP loans of $0.2 million.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 62.9% in the fourth quarter of 2022, 63.3% in the third quarter of 2022, and 66.8% in the fourth quarter of 2021.

Income tax expense was $1.8 million, for an effective tax rate of 23.0%, in the fourth quarter of 2022 compared with 25.2% in the third quarter of 2022 and 23.4% in last year’s fourth quarter.

Balance Sheet Highlights

Total assets were $2.18 billion as of December 31, 2022, up 2% from the end of the trailing quarter and down 1% compared with balances at December 31, 2021.  The increase from the sequential third quarter reflected total loan growth of $46 million, which was largely due to commercial loans, partially offset by $5 million decrease in investment securities.  Since last year’s fourth quarter, interest-bearing deposits at banks decreased $229 million, while total loans increased $100 million and investment securities increased $62 million.  PPP loan balances, which are included in commercial and industrial loans, were less than $1 million, down $24 million from the prior-year period.  Excluding the decline in PPP loans, total commercial loans increased $96 million, or 9%, from the fourth quarter of 2021.  Residential mortgages and commercial real estate loans increased $29 million and $59 million, respectively, since the fourth quarter of 2021.

Investment securities were $371 million at December 31, 2022, $5 million lower than the end of the third quarter of 2022, but $62 million higher than at the end of last year’s fourth quarter.  The increase from prior year reflects the use of excess cash balances, partially offset by changes in unrealized gains and losses on investment securities.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.77 billion decreased $102 million, or 5%, from September 30, 2022, and $165 million, or 9%, from the end of last year’s fourth quarter.  The decrease from the sequential quarter primarily reflects a large component of one product, interest rate sensitive customers that the Bank determined to be noncore.

Evans Bancorp Reports Net Income of $22.4 Million in 2022

February 2, 2023

From a product line perspective, there were decreases in demand deposits of $65 million, consumer savings deposits of $54 million, commercial savings of $34 million, and municipal savings deposits of $24 million, partially offset by an increase in consumer time deposits of $64 million and NOW deposits of $10 million. Compared with the end of last year’s fourth quarter there were decreases in consumer savings of $100 million, commercial savings of $98 million, municipal savings of $21 million, and brokered time deposits of $2 million. Offsetting those decreases were increases in consumer time deposits of $41 million, NOW deposits of $13 million, and demand deposits of $1 million.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 9.13% at December 31, 2022 compared with 9.00% at September 30, 2022 and 8.57% at December 31, 2021.

Book value per share was $28.32 at December 31, 2022 compared with $27.20 at September 30, 2022 and $33.54 at December 31, 2021.  Reflected in the book value changes are the Federal Reserve’s aggressive interest rate hikes that have resulted in significant unrealized losses on investment securities, which reduced book value per share at December 31, 2022 by $8.13 when compared with the last year’s fourth quarter.  Such unrealized gains and losses are generally due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale.

Tangible book value per share was $25.76 at December 31, 2022 compared with $24.65 at September 30, 2022 and $30.93 at December 31, 2021.

For the full year of 2022, cash dividends totaled $1.26 per share, up 5% over 2021.

2022 Year in Review (compared with prior-year)

Net interest income was $73.0 million, up less than 1%.  During 2022, $0.8 million of PPP fees were recognized and the Company benefited from federal fund rate increases, while 2021 reflected $8.8 million of PPP fees, $0.8 million of commercial prepayment fees, and $0.5 million relating to the amortization of fair value marks on acquired loans.  Net interest margin was 3.53%, a decrease of 4 basis points.

The Company’s provision for loan loss was $2.7 million, which reflected a $1.5 million charge-off of a single commercial loan and loan growth during 2022, partially offset by a decrease criticized loans.  In 2021, the Company had a $1.5 million release of allowance for loan losses. The ratio of non-performing loans to total loans was 1.48% compared with 1.17% in 2021.

Non-interest income was up $0.4 million to $19.3 million.  The increase was due to higher deposit service charges of $0.3 million, $0.2 million from mortgage servicing rights, $0.2 million gain on the sale of other assets, and $0.1 million from bank-owned life insurance income, partially offset by a decrease of $0.4 million in loan fees.

Non-interest expense decreased $1.3 million, or 2%, to $59.9 million.  Current year decreases included  charitable contributions of $0.4 million, marketing expenses of $0.3 million, loan expenses of $0.3 million, professional services cost of $0.2 million, technology and communications expense of $0.2 million, FDIC insurance expense of $0.2 million, and amortization of intangibles costs of $0.1 million.  These decreases were partially offset by an increase in salaries and employee benefits of $0.3 million and expenses related to an acquired asset of $0.2 million.

The Company’s GAAP efficiency ratio was 65.0% in 2022 compared with 66.8% in 2021.

Income tax expense for the year was $7.2 million, representing an effective tax rate of 24.2% compared with an effective tax rate of 24.7% in 2021.

Evans Bancorp Reports Net Income of $22.4 Million in 2022

February 2, 2023

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, February 2, 2023 at 4:45 p.m. ET. Management will review the financial and operating results for the fourth quarter and full year of 2022, as well as the Company’s strategy and outlook.  A question and answer session will follow.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday, February 9, 2023.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13735009, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.2 billion in assets and $1.8 billion in deposits at December 31, 2022.  Evans is a full-service community bank with 18 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 rizzoyoung@evansbank.com

Evans Bancorp Reports Net Income of $22.4 Million in 2022

February 2, 2023

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	12/31/2022	9/30/2022	6/30/2022	3/31/2022	12/31/2021
ASSETS
Interest-bearing deposits at banks	$6,258	$6,813	$88,190	$147,277	$234,929
Investment Securities	371,275	376,713	403,322	388,953	309,124
Loans	1,672,369	1,626,457	1,613,834	1,604,079	1,571,905
Allowance for loan losses	(19,438)	(18,630)	(18,819)	(18,618)	(18,438)
Goodwill and intangible assets	13,929	14,029	14,129	14,229	14,329
All other assets	134,117	124,323	107,698	104,814	98,791
Total assets	$2,178,510	$2,129,705	$2,208,354	$2,240,734	$2,210,640

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	493,710	558,805	550,079	528,962	492,864
NOW deposits	273,359	263,648	265,181	257,475	259,908
Savings deposits	801,943	913,383	1,015,511	1,051,136	1,019,925
Time deposits	202,667	137,910	137,561	149,243	164,340
Total deposits	1,771,679	1,873,746	1,968,332	1,986,816	1,937,037
Borrowings	231,223	83,456	59,028	64,322	67,965
Other liabilities	21,615	22,652	18,319	20,393	21,746
Total stockholders' equity	153,993	149,850	162,675	169,203	183,892

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,437,048	5,509,917	5,508,663	5,519,831	5,482,756
Book value per share	$28.32	$27.20	$29.53	$30.65	$33.54
Tangible book value per share	$25.76	$24.65	$26.97	$28.08	$30.93
Tier 1 leverage ratio	9.13%	9.00%	8.73%	8.57%	8.57%
Tier 1 risk-based capital ratio	12.29%	12.40%	12.47%	12.55%	12.76%
Total risk-based capital ratio	13.48%	13.57%	13.68%	13.78%	14.02%

ASSET QUALITY DATA
Total non-performing loans	$24,728	$25,961	$22,010	$20,659	$18,415
Total net loan charge-offs	115	1,518	66	41	6

Non-performing loans/Total loans	1.48%	1.60%	1.36%	1.29%	1.17%
Net loan charge-offs /Average loans	0.03%	0.38%	0.02%	0.01%	-%
Allowance for loans losses/Total loans	1.16%	1.15%	1.17%	1.16%	1.17%

Evans Bancorp Reports Net Income of $22.4 Million in 2022

February 2, 2023

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2022	2022	2022	2022	2021
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest income	$22,381	$20,487	$19,097	$17,517	$20,732
Interest expense	3,167	1,299	1,045	1,016	1,057
Net interest income	19,214	19,188	18,052	16,501	19,675
Provision for loan losses	923	1,328	267	221	393
Net interest income after provision for loan losses	18,291	17,860	17,785	16,280	19,282

Deposit service charges	684	782	703	692	688
Insurance service and fee revenue	2,204	3,383	2,567	2,299	2,107
Bank-owned life insurance	221	161	171	154	360
Loss on tax credit investment	-	-	-	-	(30)
Refundable NY state historic tax credit	-	-	-	-	21
Other income	1,352	1,441	1,171	1,286	1,560
Total non-interest income	4,461	5,767	4,612	4,431	4,706

Salaries and employee benefits	9,498	10,450	9,436	9,470	10,273
Occupancy	1,190	1,118	1,131	1,180	1,208
Advertising and public relations	125	417	438	179	325
Professional services	871	839	843	872	799
Technology and communications	1,437	1,339	1,237	1,174	1,353
Amortization of intangibles	100	100	100	100	132
FDIC insurance	250	255	250	270	269
Other expenses	1,429	1,273	1,349	1,215	1,926
Total non-interest expenses	14,900	15,791	14,784	14,460	16,285

Income before income taxes	7,852	7,836	7,613	6,251	7,703
Income tax provision	1,809	1,972	1,879	1,503	1,804
Net income	6,043	5,864	5,734	4,748	5,899

PER SHARE DATA
Net income per common share-diluted	$1.10	$1.06	$1.03	$0.86	$1.06
Cash dividends per common share	$-	$0.64	$-	$0.62	$-
Weighted average number of diluted shares	5,500,810	5,546,764	5,550,436	5,547,548	5,540,924

PERFORMANCE RATIOS
Return on average total assets	1.12%	1.08%	1.04%	0.86%	1.07%
Return on average stockholders' equity	16.07%	14.15%	13.77%	10.46%	12.98%
Return on average tangible common stockholders' equity*	17.72%	15.46%	15.06%	11.35%	14.11%
Efficiency ratio	62.94%	63.28%	65.23%	69.08%	66.79%
Efficiency ratio (Non-GAAP)**	62.51%	62.88%	64.79%	68.60%	66.23%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income of $22.4 Million in 2022

February 2, 2023

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2022	2022	2022	2022	2021
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
AVERAGE BALANCES

Loans, net	$1,627,028	$1,597,382	$1,591,971	$1,566,716	$1,573,608
Investment securities	382,125	406,703	392,371	357,930	283,216
Interest-bearing deposits at banks	10,416	42,788	111,457	178,729	229,658
Total interest-earning assets	2,019,569	2,046,873	2,095,799	2,103,375	2,086,482
Non interest-earning assets	135,035	122,321	116,202	110,316	110,315
Total Assets	$2,154,604	$2,169,194	$2,212,001	$2,213,691	$2,196,797

NOW	265,313	269,359	258,197	252,965	254,059
Savings	874,816	964,051	1,020,004	1,024,447	983,403
Time deposits	174,362	132,319	143,677	156,534	170,318
Total interest-bearing deposits	1,314,491	1,365,729	1,421,878	1,433,946	1,407,780
Borrowings	151,259	65,990	63,203	65,154	69,847
Total interest-bearing liabilities	1,465,750	1,431,719	1,485,081	1,499,100	1,477,627

Demand deposits	518,666	549,625	542,827	512,118	515,204
Other non-interest bearing liabilities	19,798	22,073	17,562	20,897	22,223
Stockholders' equity	150,390	165,777	166,531	181,576	181,743

Total Liabilities and Equity	$2,154,604	$2,169,194	$2,212,001	$2,213,691	$2,196,797

Average tangible common stockholders' equity*	136,406	151,690	152,345	167,287	167,285

YIELD/RATE

Loans, net	4.88%	4.47%	4.24%	4.07%	4.86%
Investment securities	2.36%	2.23%	2.09%	1.95%	1.91%
Interest-bearing deposits at banks	3.16%	2.01%	0.81%	0.16%	0.15%
Total interest-earning assets	4.40%	3.97%	3.65%	3.38%	3.94%

NOW	0.36%	0.10%	0.09%	0.09%	0.09%
Savings	0.33%	0.19%	0.14%	0.14%	0.14%
Time deposits	1.61%	0.64%	0.49%	0.44%	0.44%
Total interest-bearing deposits	0.51%	0.22%	0.16%	0.16%	0.17%
Borrowings	3.88%	3.27%	2.95%	2.79%	2.64%
Total interest-bearing liabilities	0.86%	0.36%	0.28%	0.27%	0.28%

Interest rate spread	3.54%	3.61%	3.37%	3.11%	3.66%
Contribution of interest-free funds	0.23%	0.11%	0.08%	0.07%	0.08%
Net interest margin	3.77%	3.72%	3.45%	3.18%	3.74%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.

Evans Bancorp Reports Net Income of $22.4 Million in 2022

February 2, 2023

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)
	2022	2021
	Year to Date	Year to Date	% Change
Interest income	$79,482	$77,580	2%
Interest expense	6,527	4,795	36%
Net interest income	72,955	72,785	0%
Provision for loan losses	2,739	(1,513)	(281)%
Net interest income after provision for loan losses	70,216	74,298	(5)%

Deposit service charges	2,861	2,531	13%
Insurance service and fee revenue	10,453	10,457	(0)%
Bank-owned life insurance	707	853	(17)%
Loss on tax credit investment	-	(30)	(100)%
Refundable NY state historic tax credit	-	21	(100)%
Other income	5,250	5,015	5%
Total non-interest income	19,271	18,847	2%

Salaries and employee benefits	38,854	38,612	1%
Occupancy	4,619	4,698	(2)%
Advertising and public relations	1,159	1,427	(19)%
Professional services	3,425	3,587	(5)%
Technology and communications	5,187	5,376	(4)%
FDIC insurance	1,025	1,133	(10)%
Amortization of intangibles	400	537	(26)%
Other expenses	5,266	5,849	(10)%
Total non-interest expenses	59,935	61,219	(2)%

Income before income taxes	29,552	31,926	(7)%
Income tax provision	7,163	7,883	(9)%
Net income	22,389	24,043	(7)%

PER SHARE DATA
Net income per common share-diluted	$4.04	$4.37	(8)%
Cash dividends per common share	$1.26	$1.20	5%
Weighted average number of diluted shares	5,536,375	5,501,511

PERFORMANCE RATIOS
Return on average total assets	1.02%	1.12%
Return on average stockholders' equity	13.49%	13.71%
Return on average tangible common stockholders' equity*	14.74%	14.96%
Efficiency ratio	64.99%	66.81%
Efficiency ratio (Non-GAAP)**	64.55%	66.22%
Net interest margin	3.53%	3.57%
Net loan charge-offs (recoveries)/Average loans	0.11%	0.03%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.